FOR MORE INFORMATION:  Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Fourth Quarter
and Year-End 2007 Financial Results

WEST LAFAYETTE, Ind., December 20, 2007— Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its fourth quarter and fiscal year ended September 30, 2007. Revenue for the quarter ended September 30, 2007 decreased 3% to $10.4 million compared to $10.7 million for the quarter ended September 30, 2006. Net loss for the fourth quarter of fiscal 2007 was $203,000, or $0.04 loss per basic and diluted share, compared to a net loss of $736,000, or $0.15 loss per basic and diluted share, for the fourth quarter of fiscal 2006. The decrease in revenue in the fourth quarter of fiscal 2007 was a result of a decline in revenues in the Company’s bioanalytical laboratories, which was largely offset by gains in toxicology services revenues and product sales. Product revenues for the quarter increased 22% compared to the fourth quarter of fiscal 2006 due to increased sales of the Company’s Culex® automated pharmacology systems. Included in the net loss for the fourth quarter of fiscal 2007 were $354,000 of charges for severance payments to former officers and directors of the Company. The Company’s net loss for the fourth quarter of fiscal 2006 included charges totaling $600,000 for severance benefits related to a workforce reduction.
Revenue for the fiscal year ended September 30, 2007 increased 5% to $45.2 million from $43.0 million for the fiscal year ended September 30, 2006. Net income for the fiscal year ended September 30, 2007 was $926,000, or $0.19 income per basic and diluted share, compared to a net loss of $2,670,000, or $0.55 loss per basic and diluted share, for the fiscal year ended September 30, 2006. The net loss for the 2006 fiscal year included adjustments to the carrying values of the Company’s Baltimore clinic of $1.1 million to reflect an impairment loss and $600,000 of severance benefits. Service revenue for fiscal 2007 increased 5% compared to fiscal 2006 due to continuing strong demand for the Company’s toxicology services. Product revenues for the 2007 fiscal year also increased by 5% from fiscal 2006 as a result of the improvement in Culex® sales.
Cost of revenue for the fourth fiscal quarter ended September 30, 2007 was $7.3 million, or 70% of revenue, compared to $7.6 million, also 70% of revenue, for the fourth quarter ended September 30, 2006. For the year ended September 30, 2007, cost of revenue was $31.5 million, or 70% of revenue, compared to $29.3 million, or 68% of revenue, for the year ended September 30, 2006. The increase in the percentage of cost of revenue for fiscal 2007 reflects an increase in cost of revenues at the Company’s toxicology operations, where a higher utilization of capacity increased the amount of total costs charged to cost of services.
Both the full year and fourth quarter financial results of fiscal 2006 have been retrospectively adjusted to reflect the Company’s change in its method of accounting for inventory in the fourth quarter of fiscal 2007 to FIFO (first-in, first-out) from LIFO (last-in, first-out).
Richard M. Shepperd, President and CEO, commented, “We are pleased that we can report progress in our performance for the fiscal year ended September 30, 2007, the Company’s first profitable year in four years. Had we not had the severance costs associated with completing our management change in the fourth quarter of this year, we would have shown profitable results in each quarter of the year. Our people worked hard to make this happen; however, major efforts remain to build consistently profitable operations in our Baltimore clinic and United Kingdom operations. Both of these operations have new management and new or renovated facilities where we will continue our effort to match their performance to the strength of the markets in which they do business. Our work is cut out for us, to build on the turnaround we began this past year.”

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About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking new drugs to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Years Ended
	September 30,		September 30,
	2007	2006	2007	2006

Service revenue	$8,030,000	$8,770,000	$36,051,000	$34,318,000
Product revenue	2,405,000	1,979,000	9,194,000	8,730,000
Total revenue	10,435,000	10,749,000	45,245,000	43,048,000

Cost of service revenue	6,316,000	6,725,000	27,544,000	25,691,000
Cost of product revenue	1,016,000	924,000	3,909,000	3,647,000
Total cost of revenue	7,332,000	7,649,000	31,453,000	29,338,000

Gross profit	3,103,000	3,100,000	13,792,000	13,710,000

Operating expenses:
Selling	745,000	712,000	2,783,000	2,750,000
Research and development	213,000	455,000	881,000	1,444,000
General and administrative	2,063,000	3,301,000	7,738,000	11,939,000
Impairment loss	--	--	--	1,100,000
Total operating expenses	3,021,000	4,468,000	11,402,000	17,233,000

Operating income (loss)	82,000	(1,368,000)	2,390,000	(3,523,000)

Other income (expense)	(1,000)	9,000	3,000	10,000
Interest income	35,000	5,000	87,000	11,000
Interest expense	(264,000)	(253,000)	(981,000)	(1,033,000)
	(230,000)	(239,000)	(891,000)	(1,012,000)

Income (loss) before income taxes	(148,000)	(1,607,000)	1,499,000	(4,535,000)

Income taxes/(benefit)	55,000	(871,000)	573,000	(1,865,000)
Net income (loss)	$(203,000)	$(736,000)	$926,000	$(2,670,000)

Net income (loss) per share:
Basic	$(0.04)	$(0.15)	$0.19	$(0.55)
Diluted	$(0.04)	$(0.15)	$0.19	$(0.55)

Weighted average common and common equivalent shares outstanding:

Basic	4,909,000	4,892,000	4,909,000	4,883,000
Diluted	4,982,000	4,892,000	4,960,000	4,883,000

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